EXHIBIT 99.1

HASBRO ANNOUNCES NEW STRATEGIC MERCHANDISING RELATIONSHIP WITH DISNEY CONSUMER PRODUCTS FOR DISNEY PRINCESS AND FROZEN PROPERTIES BEGINNING IN 2016

SEPTEMBER 24, 2014 -- (PAWTUCKET, RI) –Global branded play leader Hasbro, Inc. (NASDAQ: HAS) today announced a new strategic merchandising relationship with Disney Consumer Products for the globally popular Disney Princess and Frozen properties.  The agreement gives Hasbro global rights (excluding Japan) to develop dolls based on Disney Princess stories and characters including Cinderella, Beauty and The Beast, and The Little Mermaid as well as Frozen beginning in 2016.

"We are delighted to have been selected by Disney Consumer Products to develop dolls for the Disney Princess and Frozen franchises," said Hasbro President & CEO Brian Goldner.  "Our strategic thought leadership and innovation has led to the steady growth of our girls business over the past several years demonstrating that we have a true understanding of girls globally and how today's girl wants to play.  The entire Hasbro team is looking forward to providing consumers with inventive new play experiences based on the beloved Disney Princess and Frozen characters and stories."

Bob Chapek, President, Disney Consumer Products commented, "We are excited about our collaboration with Hasbro on the Disney Princess and Frozen franchises and the expansion of a robust partnership that has already yielded tremendous results across our Star Wars and Marvel properties. Hasbro's focus on quality, innovation, and market-leading products designed for today's consumer, makes them the best choice to grow one of the world's most popular girls brands."

Over the past ten years, Hasbro's creation of new brands and investment in re-imagining existing brands such as My Little Pony has grown Hasbro's Girls category revenues from nearly $300 million to more than $1 billion in 2013, a record level for Hasbro's Girls portfolio.

"Our industry leading design and marketing teams are looking forward to delivering to consumers around the world wonderful play experiences based on these magical Disney properties," said Hasbro Chief Marketing Officer John Frascotti.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 180 territories around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2014 Hasbro, Inc. All Rights Reserved.

About Disney Consumer Products

Disney Consumer Products (DCP) is the business segment of The Walt Disney Company (NYSE:DIS) that delivers innovative and engaging product experiences across thousands of categories from toys and apparel to books and fine art. As the world's largest licensor, DCP inspires the imaginations of people around the world by bringing the magic of Disney into consumers' homes with products they can enjoy year-round. DCP is comprised of three business units: Licensing, Publishing and Disney Store. The Licensing business is aligned around five strategic brand priorities: Disney Media, Classics & Entertainment, Disney & Pixar Animation Studios, Disney Princess & Disney Fairies, Lucasfilm and Marvel. Disney Publishing Worldwide (DPW) is the world's largest publisher of children's books, magazines, and digital products and also includes an English language learning business, consisting of over 40 Disney English learning centers across China and a supplemental learning book program. DPW's growing library of digital products includes best-selling eBook titles and original apps that leverage Disney content in innovative ways. The Disney Store retail chain operates across North America, Europe and Japan with more than 350 stores worldwide and is known for providing consumers with high-quality, unique products. Disney's official shopping portals online are www.DisneyStore.com and www.DisneyStore.co.uk. For more information, please visit Disney Consumer Products www.DisneyConsumerProducts.com or follow us at www.YouTube.com/DisneyLiving, www.Facebook.com/DisneyLiving,www.Twitter.com/DisneyLiving and   www.Pinterest.com/DisneyLiving andwww.Instagram.com/DisneyLiving.

News Media:

Julie Duffy, Hasbro
Julie.Duffy@hasbro.com
401-727-5931

Joss Hastings, Disney Consumer Products
Joss.Hastings@disney.com
818-544-0382

Investor Relations:

Debbie Hancock, Hasbro
Debbie.Hancock@hasbro.com
401-727-5464

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